Exhibit 5.1

SIDLEY AUSTIN LLP ONE SOUTH DEARBORN CHICAGO, IL 60603 (312) 853 7000 (312) 853 7036 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866
May 5, 2006
Case New Holland Inc.
CNH Global, N.V.
Tower B, 10th Floor
World Trade Center, Amsterdam Airport
Schiphol Boulevard 217
1118 BH Amsterdam
The Netherlands

Re:	Case New Holland Inc. — 7.125% Senior Notes due 2014
Ladies and Gentleman:
     We refer to the Registration Statement on Form F-4 (the “Registration Statement”) being filed by Case New Holland Inc., a Delaware corporation (the “Company”), CNH Global, N.V., a Netherlands public limited liability company (the “Parent”), and certain subsidiaries of the Parent named therein (the “Subsidiary Guarantors”), including the subsidiaries listed on Exhibit A attached hereto (the “Delaware Subsidiary Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of $500,000,000 principal amount of the Company’s 7.125% Senior Notes due 2014 (the “New Notes”), which are to be offered in exchange for an equivalent principal amount of currently outstanding 7.125% Senior Notes due 2014 (the “Old Notes”), all as more fully described in the Registration Statement. The Old Notes are, and the New Notes will be, guaranteed (the “Guarantees”) by the Parent and the Subsidiary Guarantors. Old Notes that are accepted in exchange for New Notes will be cancelled and retired.
     The Old Notes were, and the New Notes will be, issued under the Indenture, dated as of March 3, 2006 (the “Indenture”), by and among the Company, the Parent, the Subsidiary Guarantors and Wells Fargo Bank, N.A., as successor trustee (the “Trustee”).
     In rendering the opinions expressed below, we have examined and relied upon copies of the Registration Statement, the Indenture, the form of New Notes and the form of Guarantees. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and other statements of governmental officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
     For purposes of Paragraph 2 below, we have assumed with respect to the Parent and each Subsidiary Guarantor other than the Delaware Subsidiary Guarantors that (i) the Parent and each Subsidiary Guarantor is duly organized, validly existing and in good standing under the laws of its
Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships

Wells Fargo Bank, N.A.
May 5, 2006

jurisdiction of organization, (ii) the Parent and each Subsidiary Guarantor has the requisite power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees, (iii) the Indenture has been duly authorized, executed and delivered by the Parent and each Subsidiary Guarantor and (iv) each Guarantee has been duly authorized, executed and delivered by the Parent or the Subsidiary Guarantor which is a party thereto. We have also assumed that no event has occurred that would cause the release of the Guarantee by the Parent or any Subsidiary Guarantor under the terms of the Indenture.
     Based on the foregoing, and subject to the qualifications and limitations set forth below, we are of the opinion that:
          1. Assuming that the Indenture has been duly executed and delivered by the Trustee, the New Notes will be legally issued and binding obligations of the Company (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, fraudulent transfer or other similar laws relating or affecting the enforcement of creditors’ rights generally and (ii) the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when: (A) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) and (B) the New Notes shall have been duly executed by the Company and authenticated by the Trustee or an authenticating agent as provided in the Indenture and shall have been duly delivered against surrender and cancellation or like principal amount of the Old Notes in the manner described in the Registration Statement.
          2. Assuming that the Indenture has been duly executed and delivered by the Trustee, the Guarantee of the Parent and each such Subsidiary Guarantor will be legally issued and binding obligations thereof (except to the extent enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law) when: (A) the Registration Statement, as finally amended (including any necessary post-effective amendments), shall have become effective under the Securities Act and the Indenture shall have been qualified under the Trust Indenture Act and (B) the New Notes shall have been duly executed by the Company and authenticated by the Trustee or an authenticating agent as provided in the Indenture and shall have been duly delivered against surrender and cancellation or like principal amount of Old Notes in the manner described in the Registration Statement.
          This opinion letter is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware and the federal laws of the United States of America. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder (other than federal securities laws).
          We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom

Wells Fargo Bank, N.A.
May 5, 2006

consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,
/s/ Sidley Austin LLP

EXHIBIT A
BLI Group, Inc.
Blue Leaf I.P., Inc.
CNH America LLC
Fiatallis North America LLC
HFI Holdings, Inc.